May 31, 2007

Hidary Group Acquisitions, LLC
c/o Hidary Group, LLC
10 West 33rd Street, Ninth Floor
New York, New York 10001


Attention:        Jack Hidary


                                COMMITMENT LETTER
                     $20,000,000 SUBORDINATED DEBT FACILITY

Ladies and Gentlemen:

Hidary Group Acquisitions, LLC ("YOU" or "PARENT") have advised us that Everlast Worldwide Inc. (the "COMPANY") has entered into merger agreement (the "MERGER AGREEMENT") dated as of May 29, 2007 with Parent and Hidary Group Acquisitions, Inc. (the "MERGER SUB") pursuant to which Merger Sub will merge with and into the Company with the Company being the surviving entity (the "MERGER").

Based on our discussions with you concerning a proposed $20,000,000 subordinated debt facility (the "SUBORDINATED DEBT FACILITY"), Ore Hill Fund L.P. (the "LENDER") is pleased to inform you of its commitment to provide 100% of the Subordinated Debt Facility (this commitment letter and ANNEX A being collectively herein referred to as this "COMMITMENT LETTER"), upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Summary of Terms of Subordinated Debt Facility attached hereto as ANNEX A (the "TERM SHEET"). For purposes of this Commitment Letter, all references to Lender shall include Lender or any affiliate thereof as Lender shall determine to be appropriate to provide the services contemplated herein.

1.       CONDITIONS PRECEDENT

Our commitment is conditioned on: (a) the preparation, execution and delivery of definitive documentation with respect to the Subordinated Debt Facility, including, without limitation, credit agreements, security agreements (if applicable), guarantees and other agreements incorporating substantially the terms and conditions outlined in this Commitment Letter and otherwise satisfactory to the Lender and its counsel (the "OPERATIVE DOCUMENTS"); (b) the absence of any event or occurrence which has resulted in or could reasonably be expected to result in any material adverse change in the business, assets, operations, properties, performance, condition (financial or otherwise), contingent liabilities and material agreements of (x) Parent and its subsidiaries, taken as a whole, since the formation of Parent, and (y) the Company and its subsidiaries, taken as a whole, since December 31, 2006; (c) the accuracy and completeness of all representations that you and your affiliates make to the Lender and all information that you and your affiliates furnish to the Lender; (d) the payment in full of all fees, expenses and other amounts payable under this Commitment Letter; and (e) the satisfaction or due waiver of other conditions precedent to the initial funding of the Facilities contained in ANNEX B.

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2.       TERMINATION

The Lender's commitment and its obligations set forth in this Commitment Letter will terminate on the earliest of (a) August 31, 2007, (b) the date the Operative Documents evidencing the Subordinated Debt Facility become effective, and (c) the date of termination of the Merger Agreement in accordance with its terms.

3.       COSTS AND EXPENSES

You agree to pay, or reimburse the Lender for, all reasonable, documented out-of-pocket costs and expenses incurred by the Lender (whether incurred before or after the date hereof) in connection with the Subordinated Debt Facility and the preparation, negotiation, execution and delivery of this Commitment Letter. You also agree to pay all costs and expenses of the Lender (including, without limitation, the reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

4.       INDEMNIFICATION

You agree to indemnify and hold harmless the Lender, each of its affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an "INDEMNIFIED PARTY") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and disbursements of outside counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with or relating to any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter, the Merger or the other transactions contemplated hereby, or any actual or proposed use of the proceeds of the Subordinated Debt Facility, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, the Company, any of your or their respective directors, security holders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

No Indemnified Party shall have any liability (whether in contract, tort or otherwise) to you, Merger Sub or any of your or their respective affiliates, security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability resulted from such Indemnified Party's gross negligence or willful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages.

5.       CONFIDENTIALITY

By accepting delivery of this Commitment Letter, you agree that this Commitment Letter is for its confidential use only and that neither the fact that the Lender has delivered this letter nor the terms hereof will be disclosed by them to any person other than Merger Sub, the Company and their respective affiliates' officers, directors, employees, accountants, attorneys and other advisors (the "COMPANY REPRESENTATIVES"), and then only on a confidential and "NEED TO KNOW" basis in connection with the transactions contemplated hereby; PROVIDED, HOWEVER, that you and the Company may disclose the existence and the terms hereof to the extent required, in the opinion of your counsel, by applicable law or legal or regulatory process. Notwithstanding any other provision in this Commitment Letter, the Lender hereby confirms that the Company and the Company Representatives shall not be limited from disclosing

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the U.S. tax treatment or U.S. tax structure of the Subordinated Debt Facility and the transactions contemplated hereby and all materials of any kind (including opinions and tax analyses) that are provided to each other relating to such tax treatment and tax structure.

6.       REPRESENTATIONS AND WARRANTIES

You represent and warrant that (i) all information (other than financial projections) that has been or will hereafter be made available to the Lender by or on behalf of you, Merger Sub, the Company, or your or any of their respective affiliates or representatives in connection with the transactions contemplated hereby, when taken as a whole, is and will be complete and correct in all material respects and, when taken as as a whole, does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and
(ii) all financial projections, if any, that have been or will be prepared by or on behalf of you, Merger Sub, the Company, or any of your or their respective affiliates and representatives and made available to the Lender have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related financial projections are made available to the Lender (it being understood that the projections are not a guaranty of future performance and that actual results of the Merger during the period or periods covered by the projections may differ from the projected results therein). If, at any time from the date hereof until the execution and delivery of the Operative Documents, any of the representations and warranties in the preceding sentence would be incorrect if the information or financial projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement the information and the financial projections so that such representations and warranties will be correct under those circumstances. In issuing this Commitment Letter, the Lender will be entitled to use, and to rely on the accuracy of, the information furnished to it by or on behalf of you, Merger Sub, the Company, or any of your or their respective affiliates or representatives without responsibility for independent verification thereof.

7.       NO THIRD PARTY RELIANCE OR ASSIGNMENT; AMENDMENTS

The agreements of the Lender hereunder are made solely for the benefit of you and may not be relied upon or enforced by any other person. You may not assign or delegate any of your rights or obligations hereunder without the Lender's prior written consent, and any attempted assignment or delegation without such consent shall be void AB INITIO. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto. You acknowledge that the Lender may provide debt financing or equity capital to parties (including, without limitation, the Company) whose interests regarding the transactions contemplated hereby may conflict with the interests of you and has so advised you.

8.       ALTERNATE TRANSACTIONS

You hereby agree that you shall not consummate the Merger or any similar transaction within one year from the date hereof without the Lender at its sole option providing the entire amount of the financing contemplated hereby on the terms set forth herein. You also agree that this provision may be enforced by suit for specific performance.

9.       GOVERNING LAW, ETC.

This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. Any legal action or proceeding with respect to this Commitment Letter may be brought in the

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courts of the State of New York sitting in the County of New York or of the
United States of America for the Southern District of New York, and, by execution and delivery of this Commitment Letter, you hereby accept for yourself and in respect of your property, generally and unconditionally, the jurisdiction of the aforesaid courts. You further hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of FORUM NON CONVENIENS, that you may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of an original executed counterpart of this Commitment Letter. SECTIONS 1 through 5 and 8 through 10 hereof shall survive the termination of the commitments presented hereunder.

10.      WAIVER OF JURY TRIAL.

EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO OR ANY OF THEIR AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT OF THIS COMMITMENT LETTER.

11.      PATRIOT ACT COMPLIANCE

The Lender hereby notifies you that to the extent, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26,
2001) (the "PATRIOT ACT"), it is required to obtain, verify and record information that identifies you and the Company, which information includes the name, address, tax identification number and other information regarding the Company and the Acquired Business that will allow such Lender to identify you and the Company in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lender and any assign thereof.


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Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and returning it to Michael M. Janson, Managing Director, Ore Hill Partners LLC, 650 Fifth Avenue, 9th Floor, New York, NY
10019, (212) 389-2332 (fax), at or before 5 p.m. (New York City time) on June 1, 2007, at the time at which the proposals presented hereunder (if not so accepted prior thereto) will terminate. If you elect to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

                               Very truly yours,

                               ORE HILL FUND L.P.

                               By: /s/ Michael Janson
                                  -----------------------------------------
                               Name: Michael Janson
                               Title: Managing Director



ACCEPTED this 31st day
of May, 2007

HIDARY GROUP ACQUISITIONS, LLC

By:      The Hidary Group LLC,
         its member

By:      /s/ Jack D. Hidary
         -------------------------------------
         Name: Jack D. Hidary
         Title: Managing Member





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